EXHIBIT 10.1

SOMERSET
FINANCIAL
GROUP, INC.

MEMBER NASD & SIPC

May 1, 2000

Imagis Technologies Inc.
lain Drummond, President & CEO
1300-1075 West Georgia Street
Vancouver, BC V6E3C9

Imagis Technologies Inc.
Sandra E. Buschau Secretary and Director
1300-1075 West Georgia Street
Vancouver, BC V6E3C9

Dear Mr. Drummond and Ms. Buschau:

We are pleased to set forth in this agreement the terms of the retention by Imagis Technologies, Inc. its affiliates, successors or assignees (collectively the "Company") of Somerset Financial Group, Inc., its
affiliates and subsidiaries (collectively "Somerset) under the following terms and conditions:

1.     Somerset will assist the Company as its non-exclusive financial advisor. The activities of
        Somerset will include assisting in the preparation of the Company's business plan and offering documentation, growth projections, and means of achieving those projections. In connection with Somerset's activities on the Company's behalf, Somerset will familiarize itself with the business, operations, properties and financial condition and prospects of the Company.
        Somerset's services shall include banking advisory and review of any potential business combinations, joint ventures, financing or other capital markets needs of the Company.

2.     In connection with Somerset's activities on the Company's behalf, the Company will cooperate with Somerset and will furnish Somerset with all information and data concerning the Company
        (the "Information") which Somerset deems appropriate as well as provide Somerset with access to the Company's officer directors, employees, independent accountants and legal counsel. The
        Company represents and warrants that all Information made available to Somerset by the
        Company will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that, in tendering its services hereunder, Somerset will be using and relying on the Information with independent verification thereof by Somerset or independent appraisal by Somerset of any of the Company's assets. Somerset does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company.

3.     The term of this agreement shall be six months (6) months from the Date of Acceptance. The term may be extended by mutual consent of the Parties.

4.     In consideration of our services as set forth above, Somerset shall be entitled to receive, and the
        Company agrees to pay Somerset the following compensation:

        (a)     For work already performed an initial cash fee in the amount of US$10,000 payable upon execution of this Agreement and 50,000 warrants exercisable at Four (4) Canadian
                 Dollars and registered at the next registration filing subject to compliance with all regulatory approvals.

                 The warrants shall be exercisable for two (2) years after the date of issuance commencing with the date of entering into this agreement. The wan-ants shall contain standard anti-dilution provisions relating to price and percentage.

5.     In the event that Somerset is requested to arrange for a purchase or other acquisitions of assets or the business of another company or to initiate or consummate any other financial or corporate transaction on behalf of the Company, the parties will enter into a separate investment banking agreement.

6.     In addition to the fees described in paragraph 4 above, the Company agrees to promptly reimburse Somerset, upon request from time to time, for all out-of-pocket expenses incurred with the Company's prior approval in writing (including fees and disbursements of counsel, and of other consultants and advisors retained by Somerset) in connection with Somerset's acting for the
        Company pursuant to this Agreement

7.     Somerset will not disclose to any other person, firm, or corporation, nor use for its own benefit, during or after the term of this agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Somerset in the course of performing services hereunder. (A trade secret is information not generally known to the trade which give the
        Company an advantage over its competitors. Trade secrets can include, by way of example, products under development production methods and processes, sources of supply, materials used in manufacture, customer lists, costs or parts and materials, marketing plans and information concerning the filing or pendency of patent applications.

8.     Somerset's role is limited to acting as the Company' financial advisor, and the Company agree to indemnify Somerset (and its directors, officers, agents, employees and controlling persons) to the fullest extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of Somerset's and such person's counsel and all of Somerset's and such persons' reasonable travel and other out-of-pocket expenses incurred in connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom, such fees, disbursements and expenses to be reimbursed quarterly as incurred) arising out of any actual or proposed transaction or Somerset's engagement hereunder provided, however, there shall be excluded from such indemnification any such claim,
        .loss or expense that rises primarily out of or is based primarily upon any action or failure to act by Somerset that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of Somerset. The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law.

9.     Either party hereto may terminate this Agreement at any time upon written notice, without liability or continuing obligation to you or to us (except for any compensation earned, or expenses incurred, by us up to the date of termination), except as set forth in the following sentence.
        Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect the provisions of paragraphs 6, 7 and 8, which shall remain operative and in fill force and effect.

10.   The validity and interpretation of this Agreement shall be governed by the law of the State of
        Connecticut applicable to agreements made and to be filly performed therein.

11.   The benefits of this Agreement shall insure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

12.   For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, and original instruments, but all such counterparts taken together shall constitute one and the same
        Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

[This Space has been Intentional Left Blank]

If the foregoing correctly sets forth our Agreement please sign the enclosed copy of this letter in the space provided and return it to us along with your check for the initial fees.

          Very truly yours,
          Somerset Financial Group, Inc.

          /s/ William E. Schloth
          William E. Schloth
          Managing Director

AGREED TO AND ACCEPTED:

Imagis Technologies, Inc. hereby accepts the terms and provisions of, and agrees to be bound by the terms and provisions of the foregoing letter, as of this ___ day of May, 2000.

By:          /s/ Ross Wilmot
Name:     Ross Wilmot
Title:       V.P. Finance

cc: D. Toth, N. Thompson, Imagis File

The securities represented by this certificate are subject to a hold period and may not be traded in British Columbia until January 12, 2001 except as permitted by the Securities Act (British Columbia) and regulations made thereunder.

Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Canadian Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until January 12, 2001.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER
THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"). THE
HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY
THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY
(A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF
REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE. (C) INSIDE THE UNITED STATES (1)
PURSUANT TO THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S.
SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH
APPLICABLE STATE SECURITIES LAWS, OR (2) IN A TRANSACTION THAT DOES NOT REQUIRE
REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND
REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS PRIOR TO
SUCH SALE FURNISHED TO THE COMPANY AN OPINION OF COUNSEL, OF RECOGNIZED STANDING,
REASONABLY SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT
CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN
CANADA. IF THE COMPANY IS A "FOREIGN ISSUER" AS THAT TERM IS DEFINED BY REGULATION S AT
THE TIME OF SALE, A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL
CONSTITUTE "GOOD DELIVERY" MAY BE OBTAINED FROM THE REGISTRAR UPON DELIVERY OF
THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE
REGISTRAR AND THE COMPANY, TO THE EFFECT THAT THE SALE OF THE SECURITIES
REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATIONS UNDER
THE U.S. SECURITIES ACT.

SHARE PURCHASE WARRANT CERTIFICATE

VOID AFTER THE CLOSE OF BUSINESS
IN VANCOUVER ON JUNE 16,2002

SHARE PURCHASE WARRANT TO PURCHASE 50,000 COMMON SHARES OF
IMAGIS TECHNOLOGIES INC.

THIS IS TO CERTIFY THAT, for value received, SOMERSET FINANCIAL GROUP, INC.
of 520 Madison Avenue, 40th Floor, New York, New York U.S.A. 10022 (the "Holder") is
entitled to purchase 50,000 fully paid and non-assessable common shares of IMAGIS
TECHNOLOGIES INC. (herein called the "Company") as such shares were constituted on
September 12, 2000, at any time up to the close of business at the City of Vancouver, Province of British Columbia, on June 16, 2002 at a price of $4.00 (Cdn.) per share, upon and subject to the terms and conditions hereof.

This Warrant may be exercised only at the offices of CIBC Mellon Trust Company, The Oceanic
Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, B.C., V6E 3XI.

This Warrant is not transferable and is issued subject to the Terms and Conditions appended hereto.

IN WITNESS WHEREOF the Company has caused this Warrant to be executed.

DATED: September 12, 2000

IMAGIS TECHNOLOGIES INC.

Per: /s/ Sandra Buschau
      Authorized Officer

(SEE TERMS AND CONDITIONS ATTACHED HERETO)

TERMS & CONDITIONS FOR WARRANTS

Terms and Conditions attached to the Share Purchase Warrant issued by IMAGIS TECHNOLOGIES INC. to the
Warrant Holder and dated for reference the 12th day of September, 2000.

ARTICLE ONE - INTERPRETATION

Section 1.01 - Definitions: In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

(a)     "Company" means Imagis Technologies Inc. until a successor corporation shall have become such in the manner prescribed in Article 6, and thereafter "Company" shall mean such successor corporation;

(b)     "Company's Auditors" means an independent firm of accountants duly appointed as auditors of the Company;

(c)     "Director" means a Director of the Company for the time being, and reference, without more, to action by the
          Directors of the Company as a Board, or whenever duly empowered, action by an executive committee of the Board;

(d)     herein", "hereby" and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression "Article" and "Section" followed by a number refer to the specified Article or Section of these Terms and Conditions;

(e)     "person" means an individual, corporation, partnership, trustee or any unincorporated organization and words importing persons have a similar meaning;

(f)     "Shares" means the common shares in the capital of the Company as constituted at the date hereof and any shares resulting from any subdivision or consolidation of the Shares;

(g)     "Transfer Agent" means the trust company duly appointed as the Registrar and Transfer Agent of the Company;

(h)     "Warrant" means a share purchase warrant of the Company issued and presently authorized, as set out in Section
          2.01 hereof;

(i)     "Warrant Certificate" means the certificate to which these Terms and Conditions are attached;

(j)     "Warrant Holder" or "Holder" means the person named as such on the Warrant Certificate;

(k)     Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

Section 1.02 - Interpretation Not Affected by Headings: The division of these Terms and Conditions into Articles and
Sections, and the insertion of headings are for convenience of reference only and shall not affect the construction of interpretation thereof.

Section 1.03 - Applicable Law: The terms hereof and of the Wan-ant shall be construed in accordance with the laws of the
Province of British Columbia and the laws of Canada applicable thereto.

ARTICLE TWO - ISSUE OF WARRANTS

Section 2.01 - Issue of Warrants: A Warrant as dated above entitling the Holder to purchase the aggregate of number of
Shares referred to on the Warrant Certificate is hereby authorized to be issued by the Company.

Section 2.02 - Additional Warrants: The Company may at any time and from time to time do further equity or debt financing and may issue additional Shares, warrants or grant options or similar rights to purchase Shares.

Section 2.03 - Issue in Substitution for Lost Warrants

(a)     If the Warrant Certificate becomes mutilated, lost, destroyed or stolen, the Company shall issue and deliver a new Warrant Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Warrant Certificate.

(b)     The Holder shall bear the cost of the issue of a new Warrant Certificate hereunder and in the case of the loss destruction or theft of the Warrant Certificate, shall furnish to the Company such evidence of loss, destruction, or theft as shall be satisfactory to the Company in its discretion and the Company may also require the Holder to furnish indemnity in an amount and form satisfactory to the Company in its discretion, and shall pay the reasonable charges of the Company in connection therewith.

Section 2.04 - Warrant Holder Not a Shareholder: The Warrant shall not constitute the Holder a shareholder of the
Company, nor entitle it to any right or interest in respect thereof except as may be expressly provided in the Warrant.

ARTICLE THREE - TRANSFER

Section 3.01 - Transfer of the Warrant: The Warrant Certificate is non-transferable.

ARTICLE FOUR - EXERCISE OF THE WARRANT
Section 4.01 - Method of Exercise of The Warrant: The right to purchase shares conferred by the Warrant Certificate may be exercised, prior to its expiry time, by the Holder surrendering it, with a duly completed and executed subscription in the form attached thereto and cash or a certified cheque payable to or to the order of the Company, at par in Vancouver,
British Columbia, for the purchase price applicable at the time of surrender in respect of the shares subscribed for in lawful money of Canada, to the Transfer Agent at its principal office in the City of Vancouver.

Section 4.02 - Effect of Exercise of the Warrant:

(a)     Upon surrender and payment as aforesaid the Shares so subscribed for shall be issued and the Holder shall become the holder of record of such Shares on the date of such surrender and payment.

(b)     Within ten business days after surrender and payment as aforesaid, the Company shall forthwith cause to be delivered to the Holder a certificate for the Shares purchased as aforesaid.

Section 4.03 - Subscription for Less than Entitlement: The Holder may subscribe for and purchase a number of Shares less than the number which it is entitled to purchase pursuant to the surrendered Warrant Certificate. In the event of any purchase of a number of Shares less than the number which can be purchased pursuant to the Warrant Certificate, the
Holder shall be entitled to receive a new Warrant Certificate in respect of the balance of the Shares which it was entitled to purchase pursuant to. the surrendered Warrant Certificate and which were not then purchased.

Section 4.04 - Expiration of the Warrant: After the expiration of the period within which the Warrant Certificate is exercisable, all rights thereunder shall wholly cease and terminate and the Warrant shall be void and of no effect.

Section 4.05 - Exercise Price: The price per Share which must be paid to exercise a Warrant is as set forth on the face of the Warrant Certificate.

Section 4.06 - Adjustment of Exercise Price

The number of Shares deliverable upon the exercise of a Warrant shall be subject to adjustment in the events and in the manner following:

(a)     In the event of any subdivision or subdivisions of the Shares as such are constituted on the date hereof at any time while the Warrant is outstanding into a greater number of Shares, the Company will thereafter deliver at the time of purchase of Shares under the Warrant, in addition to the number of Shares in respect of which the right to purchase is then being exercised, such additional number of Shares as result from said subdivision or subdivisions without the Holder making any additional payment or giving any other consideration therefor.

(b)     In the event of any consolidation or consolidations of the Shares as such are constituted on the date hereof at any time while the Warrant is outstanding, into a lesser number of Shares, the Company shall thereafter deliver and the Holder shall accept, at the time of purchase of Shares under the Warrant, in lieu of the number of Shares in respect of which the right to purchase is then being exercised, the lesser number of Shares as result from such consolidation or consolidations.

(c)     In the event of any change of the Shares as such are constituted on the date hereof at any time while the Warrant is outstanding, the Company shall thereafter deliver at the time of purchase of Shares under the Warrant the number of
          Shares of the appropriate class resulting from the said change as the Holder would have been entitled to receive in respect of the number of Shares so purchased had the right to purchase been exercised before such change.

(d)     In the event of any capital reorganization or reclassification of the Shares (other than a change in the par value thereof) of the Company or in the event of any merger or amalgamation of the Company with or into any other company or in the event of any sale of the assets of the Company as or substantially as an entirety, then the Holder shall thereafter have the right to purchase and receive, in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented by the Warrant, the kind and amount of Shares and other securities and property receivable upon such capital reorganization, reclassification, merger, amalgamation or sale which the Holder of a number of Shares equal to the number of Shares purchasable and receivable upon the exercise of the rights represented by the
          Warrant would have received as a result of such. The subdivision or consolidation of Shares at any time outstanding into a greater or lesser number of Shares (whether with or without par value) shall not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this paragraph (d).

(e)     If the Company at any time while the Warrant is outstanding pays any stock dividend or makes any distribution to its shareholders payable in Shares, the Company shall thereafter deliver at the time of purchase of Shares under the
          Warrant, in addition to the number of Shares in respect of which the right of purchase is then being exercised, an additional number of Shares of the appropriate class as would have been payable on the Shares so purchased if they had been outstanding on the record date for the payment of such stock dividend.

(f)     The adjustments provided for in this Section are cumulative.

(g)     The Company shall not be required to issue fractional Shares or other securities in satisfaction of its obligations hereunder. If any fractional interest in a Share or other security would, except for the provisions of this paragraph (g), be deliverable upon the exercise of the Warrant, the Company shall, at its option, in lieu of delivering a fractional Share or other security therefor, satisfy the right to receive such fractional interest by payment to the Holder of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the current market value of the right to subscribe for such fractional interest (computed on the basis of the last sale price of Shares of the Company on the
          Canadian Venture Exchange preceding the day on which such exercise takes place or, if no such price is available, at the fair market value thereof as determined by the Company's Auditors).

Section 4.07 - Determination of Adjustments: If any questions shall at any time arise with respect to the exercise price, such question shall be conclusively determined by the Company's Auditors, or, if they decline to so act any other firm of
Chartered Accountants, in Vancouver, that the Company may designate and who shall have access to all appropriate records and such determination shall be binding upon the Company and the Holders.

ARTICLE FIVE - COVENANTS BY THE COMPANY
Section 5.01 - Reservation of Shares: The Company will reserve and there will remain unissued out of its authorized capital a sufficient number of Shares to satisfy the rights of purchase provided for in the Warrant Certificate.

ARTICLE SIX - MERGER AND SUCCESSORS
Section 6.01 - Company May Consolidate, etc. on Certain Terms: Nothing herein contained shall prevent any amalgamation or merger of the Company with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and estates of the Company as an entirety to any corporation lawfully entitled to acquire and operate same; provided however that the corporation formed by such amalgamation or merger or which acquires by conveyance or transfer all or substantially all the properties and estates of the Company as an entirety shall be a corporation organized and existing under the laws of Canada or of the United States of America, or any Province, State,
District or Territory thereof, and shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company.

Section 6.02 - Successor Corporation Substituted: In case the Company, pursuant to Section 6.01 shall be amalgamated or merged with or into any other corporation or corporations, or shall convey or transfer all or substantially all of its properties and estates as an entirety to any other corporation, the successor corporation formed by such consolidation or amalgamation, or into which the Company shall have been amalgamated or merged or which shall have received a conveyance or transfer as, aforesaid, shall succeed to and be substituted for the Company hereunder. Such changes in phraseology and form (but not in substance) may be made in the Warrant Certificate and herein as may be appropriate in view of such amalgamation, merger or transfer.